Exhibit 99.1

           Porter Bancorp, Inc. Announces Third Quarter 2007 Results

     LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 24, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with offices in Louisville, Lexington, Shepherdsville, Glasgow, Bowling Green, Owensboro and other central Kentucky communities, today reported results for the third quarter and nine months ended September 30, 2007.

     The Company reported net income for the third quarter of 2007 of $3.3 million, or $0.44 per share, compared with $3.8 million, or $0.59 per share, for the third quarter of 2006. Earnings for the nine months ended September 30, 2007, were $10.6 million, or $1.40 per share, compared with $10.6 million, or $1.67 per share, for the same period of 2006. The reduction in earnings per share between periods is primarily attributable to the issuance of 1,250,000 shares of common stock in our initial public offering in September 2006 and robust loan growth requiring us to increase our provision expense to enable us to maintain strong reserves.

     Third Quarter Highlights

     -- Our earnings per share decreased 5 cents per share to 44 cents from the prior quarter due to robust loan growth with the intent to keep strong reserves. Core earnings for the quarter were impacted by 7 cents per share for additional loan loss provisioning. The loan loss provision rose to $1,500,000 for the third quarter of 2007 compared with $276,000 in the same quarter of 2006.

     -- Net interest income increased 15.7% to $10.7 million for the three months ended September 30, 2007, compared with the same quarter of 2006.

     -- Total assets increased 25.6% to $1.3 billion since the third quarter of 2006, fueled by strong growth in loans.

     -- Loans grew 31.5% to $1.1 billion compared with the third quarter of 2006.

     -- Deposits grew 30.5% to $1.05 billion since the third quarter of 2006. The Bank's core customer non-interest bearing deposit accounts increased from $59.8 million to $65.0 million, or 8.6%, during the first nine months of 2007.

     -- The efficiency ratio for the third quarter was a strong 46.1%. The year-to-date ratio improved to 45.5% at September 30, 2007, from 47.1% at September 30, 2006.

     -- Nonperforming loans as a percentage of total loans at September 30, 2007, were 0.78%, a decline of 44 basis points since September 30, 2006. Nonperforming assets at September 30, 2007, were 1.42% of total loans, a decline of 6 basis points from September 30, 2006. The linked quarter increases in these metrics is driven by the residential real estate market and consists primarily of one borrowing relationship. This relationship has been thoroughly analyzed and we believe we have established adequate reserves to account for potential losses. The loans affiliated with this account are in other real estate and/or foreclosure status.

     -- After the close of the third quarter, Porter Bancorp completed the acquisition of Ohio County Bancshares, Inc., the holding company for Kentucky Trust Bank, which operates six retail banking offices in three Kentucky counties, including the Bowling Green and Owensboro markets. Headquartered in Beaver Dam, Kentucky, Kentucky Trust Bank has assets of approximately $120 million. The total acquisition price paid was $12 million, approximately 50% in cash and 50% in Porter Bancorp shares. The acquisition was closed effective October 1, 2007, and will add approximately 260,000 shares to the fourth quarter's average weighted shares outstanding.

     "Loan growth accelerated in the third quarter with the addition of $91.7 million in new loans in the last three months," stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. "We generated more loan volume in the third quarter of 2007 than for the four quarters in 2006. Loan demand is up across our core markets and we benefited from loans generated from our new offices in Lexington and Bowling Green.

     "We anticipate the addition of the six Kentucky Trust Offices will have a positive effect on continued loan growth in the fourth quarter and in the future. The acquisition expands our contiguous footprint in central Kentucky to include Daviess and Ohio Counties. It also adds two retail branches in the fast-growing Bowling Green market, complimenting the loan production office that we opened earlier this year.

     "We launched a new deposit program in the first quarter of 2007 to help fund loan growth and to expand our customer base," continued Ms. Bouvette. "We've added almost $185 million in net new deposits in the first nine months of 2007. The Kentucky Trust Offices will be rebranded during the fourth quarter under the PBI Bank name. We believe the new offices will leverage our existing presence in central Kentucky and strengthen our retail presence for generating new loans and deposits."

     Net Interest Income

     Net interest income was $10.7 million for the three months ended September 30, 2007, an increase of $1.5 million, or 15.7%, compared with $9.3 million for the same period in 2006. Net interest income was $30.6 million for the nine months ended September 30, 2007, an increase of $2.9 million, or 10.3%, compared with $27.7 million for the same period in 2006. This increase was attributable to the growth in our loan portfolio, partially offset by the reduction in net interest margin reflecting the effect of a flat yield curve.

     Core earnings were impacted by further net interest margin (NIM) pressure of nine basis points for the quarter due to Federal Reserve interest rate reductions which we believe will ultimately benefit PBIB and continued use of higher cost deposits to fund our loan growth. We are cautiously optimistic that we will be able to keep the NIM fairly stable going forward.

     Net interest margin for the third quarter of 2007 declined to 3.60% compared with 3.95% for the third quarter of 2006. Our yield on earning assets increased to 7.96% for the third quarter of 2007 compared to 7.87% for the third quarter of 2006, while our cost of funds increased to 4.93% for the third quarter of 2007 compared to 4.40% for the third quarter of 2006. Net interest margin decreased nine basis points from our margin of 3.69% in the second quarter of 2007. Our yield on earning assets remained unchanged from 7.96% during the second quarter of 2007 while our cost of funds increased seven basis points from 4.86%. This was due in part to our use of promotional pricing for new deposit accounts in our marketing efforts to attract premium customers in our new markets.

     Non-Interest Income

     Non-interest income remained stable at $1.3 million in the third quarter and second quarter of 2007 and the third quarter of 2006. Non-interest income was $3.8 million in the first nine months of 2007 compared with $4.0 million for the same period of 2006. This decrease is primarily attributable to lower service charges on deposit accounts. Product fee changes implemented during the first quarter of 2007 have resulted in increased fees during the second and third quarter.

     "We acquired a trust operation as part of the Ohio County Bancshares acquisition," continued Ms. Bouvette. "We plan to leverage this operation by adding trust services in selective markets. We believe the new trust services will enhance our customer services while providing a new source of non-interest income.

     Non-Interest Expense

     Non-interest expense for the third quarter increased 18.8% from prior year third quarter. This was due primarily to increased salaries and benefits expense to support the addition of new offices opened this year. Our efficiency ratio continues to outperform our peers at 45.5% for the first nine months of 2007 compared with 47.1% for the first nine months of 2006.

     Balance Sheet Review

     Total assets increased 19.4%, or $204 million, to $1.26 billion at September 30, 2007, from $1.05 billion at December 31, 2006. The Company's loan portfolio increased 25.8%, or $221 million, to $1.08 billion from $854.4 million at December 31, 2006, primarily due to in-house loan origination efforts of our lending staff. Deposits at September 30, 2007, increased 21.5% to $1.05 billion from $861.9 million at December 31, 2006, primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period.

     Asset Quality

     "Our asset quality remains very strong as evidenced by the reduction in non-performing loans to total loans since the third quarter of last year," continued Ms. Bouvette. "Our ratio of non-performing loans to total loans dropped to 0.78% at September 30, 2007, compared with 1.22% for the same date in 2006. We have also improved our coverage ratio of allowance for loan losses to non-performing loans from 126.91% in the third quarter of last year to 173.34% for the third quarter of 2007. We have no exposure to subprime loans and we remain focused on maintaining our excellent loan quality to support future earnings growth."

     Nonperforming loans at September 30, 2007, were $8.4 million, or 0.78% of total loans, compared with $7.2 million, or 0.73% of total loans at June 30, 2007, and $8.9 million, or 1.05% of total loans at December 31, 2006. The decrease of $575,000 in nonperforming loans from December 31, 2006 to September 30, 2007, is primarily attributable to our collection efforts via foreclosure and collateral repossession.

     Foreclosed properties at September 30, 2007, were $6.9 million compared with $2.1 million at September 30, 2006, and $4.1 million at June 30, 2007. The increase in foreclosed properties reflects the normal progression of troubled loans through workout, collateral repossession, and ultimate disposition.

     Our loan loss reserve as a percentage of total loans at September 30, 2007, decreased to 1.35% from 1.55% at September 30, 2006, and 1.37% at June 30, 2007. Provision for loan losses increased $1.2 million to $1.5 million for the three months ended September 30, 2007, and increased $1.8 million to $2.8 million for the first nine months of 2007 compared to the same periods ended September 30, 2006. The increase in the loan loss provision for the first nine months of 2007 reflected the strong growth in the loan portfolio requiring a larger provision to remain consistent with historical experience. Net loan charge-offs for the third quarter of 2007 were $479,000, or 0.06% of average loans annualized, and 0.16% annualized for the first nine months of 2007. We assess the adequacy of our loan loss reserve each quarter and make the appropriate provision for loan losses based on that assessment.

     PBIB-G

     Forward-Looking Statements

     Statements in this press release relating to Porter Bancorp's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations. Porter Bancorp's actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under "Risk Factors" in the Company's Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

     Additional Information

     Unaudited supplemental financial information for the third quarter and nine months ending September 30, 2007 follows.


PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

                  Three      Three      Three       Nine       Nine
                  Months     Months     Months     Months     Months
                  Ended      Ended      Ended      Ended      Ended
                 9/30/07    6/30/07    9/30/06    9/30/07    9/30/06
                ---------- ---------- ---------- ---------- ----------

Income Statement
 Data
Interest income $   23,851 $   21,935 $   18,564 $   65,840 $   53,498
Interest expense    13,115     11,815      9,285     35,240     25,765
                 ---------  ---------  ---------  ---------  ---------

Net interest
 income             10,736     10,120      9,279     30,600     27,733
Provision for
 loan losses         1,500        700        276      2,825      1,029

Service charges
 on deposit
 accounts              669        648        615      1,852      1,963
Gains on sales
 of government
 guaranteed
 loans, net             15         15         53         30        152
Gains on sales
 of loans
 originated for
 sale, net               -          -         44          -        284
Gains on sales
 of securities,
 net                    42         62         23        104         50
Other                  580        583        582      1,804      1,564
                 ---------  ---------  ---------  ---------  ---------

Non-interest
 income              1,306      1,308      1,317      3,790      4,013

Salaries &
 employee
 benefits            3,115      3,001      2,749      9,051      8,634
Occupancy and
 equipment             673        599        612      1,837      1,972
Franchise tax          326        325        267        976        807
Communications
 expense               113         99        121        322        404
Advertising            140        114        148        393        467
Other                1,162        973        756      3,017      2,656
                 ---------  ---------  ---------  ---------  ---------

Non-interest
 expense             5,529      5,111      4,653     15,596     14,940

Income before
 income taxes        5,013      5,617      5,667     15,969     15,777
Income tax
 expense             1,714      1,928      1,858      5,380      5,135
                 ---------  ---------  ---------  ---------  ---------

Net income      $    3,299 $    3,689 $    3,809 $   10,589 $   10,642
                 =========  =========  =========  =========  =========


Weighted average
 shares - Basic  7,586,167  7,586,167  6,454,730  7,585,063  6,373,656
Weighted average
 shares -
 Diluted         7,586,167  7,586,167  6,454,730  7,585,085  6,373,656

Basic and
 diluted
 earnings per
 share          $     0.44 $     0.49 $     0.59 $     1.40 $     1.67
Cash dividends
 declared per
 share          $     0.20 $     0.20 $     0.20 $     0.60 $     0.60


PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

                 Three       Three      Three       Nine       Nine
                 Months      Months     Months     Months     Months
                 Ended       Ended      Ended      Ended      Ended
                9/30/07     6/30/07    9/30/06    9/30/07    9/30/06
               ----------  ----------  --------  ----------  --------

Average
 Balance Sheet
 Data
Assets         $1,247,149  $1,161,738  $988,265  $1,159,254  $985,074
Loans           1,039,355     955,896   811,838     962,822   807,104
Earning assets  1,193,227   1,110,384   940,831   1,107,504   936,821
Deposits        1,028,067     939,634   797,908     948,315   803,569
Long-term debt
 and advances      92,149     101,648   101,477      88,954    93,769
Interest
 bearing
 liabilities    1,056,287     974,738   837,381     971,571   836,859
Stockholders'
 equity           113,350     112,672    78,410     112,097    75,945


Performance
 Ratios
Return on
 average
 assets              1.05%       1.27%     1.53%       1.22%     1.44%
Return on
 average
 equity             11.55       13.13     19.27       12.63     18.74
Yield on
 average
 earning
 assets (tax
 equivalent)         7.96        7.96      7.87        7.98      7.68
Cost of
 interest
 bearing
 liabilities         4.93        4.86      4.40        4.85      4.12
Net interest
 margin (tax
 equivalent)         3.60        3.69      3.95        3.73      4.00
Efficiency
 ratio              46.08       44.97     44.01       45.49     47.14

Loan Charge-
 off Data
Loans charged-
 off           $     (519) $     (512) $   (281) $   (1,345) $   (774)
Recoveries             40          80        49         188       203
                ---------   ---------   -------   ---------   -------

Net charge-
 offs          $     (479) $     (432) $   (232) $   (1,157) $   (571)


PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

                          As of      As of       As of       As of
                         9/30/07    6/30/07     12/31/06    9/30/06
                        ---------  ----------  ----------  ----------

Assets
Loans                  $1,075,069  $  983,343  $  854,367  $  817,421
Loan loss reserve         (14,500)    (13,479)    (12,832)    (12,655)
                       ----------   ---------   ---------   ---------

Net loans               1,060,569     969,864     841,535     804,766
Securities available
 for sale                 100,723     101,733      95,090      95,722
Federal funds sold &
 interest bearing
 deposits                   9,224      49,293      40,957      24,416
Cash and due from
 financial
 institutions              17,704      15,821      15,306      17,038
Premises and equipment     14,935      14,414      13,774      13,794
Goodwill                   12,881      12,881      12,881      12,881
Accrued interest
 receivable and other
 assets                    39,044      34,176      31,463      31,044
                       ----------   ---------   ---------   ---------

Total Assets           $1,255,080  $1,198,182  $1,051,006  $  999,661
                       ==========   =========   =========   =========


Liabilities and Equity
Certificates of
 deposit               $  783,171  $  727,053  $  656,691  $  618,174
Interest checking          54,241      44,573      50,840      51,399
Money market              113,061     106,691      61,666      41,115
Savings                    25,267      25,379      23,479      24,196
                       ----------   ---------   ---------   ---------

Total interest bearing
 deposits                 975,740     903,696     792,676     734,884
Demand deposits            71,038      73,265      69,180      67,534
                       ----------   ---------   ---------   ---------

Total deposits          1,046,778     976,961     861,856     802,418
Federal funds
 purchased &
 repurchase agreements     11,569       1,491       1,134       1,301
FHLB advances              50,207      76,479      47,562      56,964
Junior subordinated
 debentures                25,000      25,000      25,000      25,000
Accrued interest
 payable and other
 liabilities                7,328       6,397       7,108       8,172
                       ----------   ---------   ---------   ---------

Total liabilities       1,140,882   1,086,328     942,660     893,855
Stockholders' equity      114,198     111,854     108,346     105,806
                       ----------   ---------   ---------   ---------

Total Liabilities and
 Stockholders' Equity  $1,255,080  $1,198,182  $1,051,006  $  999,661
                       ==========   =========   =========   =========


Ending shares
 outstanding            7,628,967   7,629,102   7,622,447   7,620,497
Book value per share   $    14.97  $    14.66  $    14.21  $    13.88
Tangible book value
 per share                  13.25       13.01       12.45       12.15

Asset Quality Data
Loan 90 days or more
 past due still on
 accrual               $    2,829  $    1,485  $    2,010  $    2,356
Non-accrual loans           5,536       5,704       6,930       7,616
                       ----------   ---------   ---------   ---------

Total non-performing
 loans                      8,365       7,189       8,940       9,972
Real estate acquired
 through foreclosures       6,862       4,118       2,415       2,093
Other repossessed
 assets                         -           9           9           9
                       ----------   ---------   ---------   ---------

Total non-performing
 assets                $   15,227  $   11,316  $   11,364  $   12,074
                       ==========   =========   =========   =========

Non-performing loans
 to total loans              0.78%       0.73%       1.05%       1.22%
Non-performing assets
 to total loans              1.42        1.15        1.33        1.48
Allowance for loan
 losses to non-
 performing loans          173.34      187.49      143.53      126.91
Allowance for loan
 losses to total loans       1.35        1.37        1.50        1.55

Risk-based Capital
 Ratios
Tier I leverage ratio       10.22%      10.82%      11.86%      12.06%
Tier I risk-based
 capital ratio              11.84       12.64       14.32       14.73
Total risk-based
 capital ratio              13.09       13.89       15.57       15.99

FTE employees                 237         233         218         218


     PBIB-F


     CONTACT: Porter Bancorp, Inc.
              Maria L. Bouvette, President and CEO
              502-499-4800